Exhibit 10.24

AGREEMENT

BETWEEN

VEMICS INC

AND

HYPERTROPHIC CARDIOMYOPATHY ASSOCIATION

This AGREEMENT, consisting of the terms and conditions set forth below and the attached exhibits, each of which is incorporated into and made a part hereof by this reference ( ''Agreement''), is entered into as of June 15, 2007, (the ''Effective Date''), by and between Vemics, Inc a Nevada corporation (''VEMICS''), having its principal place of business at 523 Avalon Gardens Drive, Nanuet, New York 10954 and The Hypertrophic Cardiomyopathy Association (The SOCIETY), a Medical Society in the State of New Jersey having its principal place of business at 328 Green Pond Road, Hibernia, NJ 07842

Background

VEMICS and THE SOCIETY are both involved in serving the medical community with certain educational and other complementary services. VEMICS provides connectivity for distribution of information and knowledge over its iMedicor Portal and other technology platform(s) and interface connections; and THE SOCIETY provides community to its membership, connectivity to its membership base, access to content and presenters of clinically relevant information for medical professional, associations, societies and accreditation bodies,  companies and other entities that would be interested in utilizing THE SOCIETY’S services and access to its membership as approved by its Board of Directors. The parties will work together to introduce THE SOCIETY’S membership to the iMedicor Portal which will allow members to exchange HIPAA compliant medical records, invite their community into the Portal for collaboration, referrals and consults. The iMedicor portal will also offer additional services such as, but not limited to access to CME and CEU accredited educational programs, offered in a variety of formats, e-prescribing services, and a variety of educational resources, The Vemics Live Access visual communication service and the NuScribe voice recognition transcription service. The basic iMedicor service of HIPAA compliant electronic transfer of medical records, community, referrals and consultations will be a free service to THE SOCIETY’S membership. Upgrades to additional services such as the LiveAccess and the Transcription service will be available at a modest premium (expected to be priced at approximately $100.00 per month). The combined iMedicor Portal services will provide a unique, electronic, internet based communications system solution for delivery of HIPAA compliant transfer of medical records and reports, access to educational / training content and consultation, collaboration and business meetings.

The definition of the Education / Medical Market, for the purposes of this Agreement, is specifically intended to include those individuals and/or organizations, professional societies, physicians, allied health care professionals, caregivers, teachers, students and families involved in the care and development of people seeking treatment, advice or other services within the Hypertension and related fields (Hereinafter referred to as “Medical Market”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, VEMICS and THE SOCIETY agree as follows:

Terms and Conditions

 1. Appointment; Territory; Limitations; Relationship of Parties

(a) Appointment

Subject to all of the terms and conditions in this Agreement, VEMICS hereby appoints THE SOCIETY to act, during the term of this Agreement, as its non-exclusive global representative authorized to offer the iMedicor Portal and any other VEMICS' Products and Services (the ''VEMICS Services'') as approved by THE SOCIETY’S Board of Directors to the membership of THE SOCIETY (''THE SOCIETY Membership'') specifically in the Medical Market (as defined herein). THE SOCIETY hereby accepts said appointment.

(b) Territory

THE SOCIETY shall be authorized to offer the iMedicor Portal and other approved VEMICS Services globally.

(c) No Restrictions on a Party's Activities

Each party acknowledges that this Agreement is non-exclusive and, except as expressly set forth in section 1(f) of this Agreement, nothing in this Agreement shall limit in any manner any party's marketing, distribution or revenue generating activities.

(d) Freedom of Action; Certain Restrictions

Except as provided in section 1(f) of this Agreement, each party may directly or indirectly (through THE SOCIETY or otherwise) market, sell, offer or provide any of its respective products or services to any customer within the Territory and during or after the Term.

(e) No Agency

VEMICS and THE SOCIETY each acknowledge and agree that the relationship established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to: (i) give either party the power to direct or control the day-to-day activities of the other; (ii) deem the parties to be acting as co-owners or otherwise as participants in a joint ownership undertaking; or (iii) permit either party or any of either party's officers, directors, employees, agents or representatives to create or assume any obligation on behalf or for the account of the other party for any purpose whatsoever.

(f) Mutual Non- Exclusivity

Vemics hereby grants THE SOCIETY the non-exclusive right to offer its products and services globally to its membership specifically and limited to the Medical Market as defined herein.

 2. License Grant; Restrictions; Customer Agreements

(a) License Grant

Subject to all terms and conditions of this Agreement, VEMICS hereby grants to THE SOCIETY during the Term of this Agreement the non-exclusive,  nontransferable right and license to offer its iMedicor service to THE SOCIETY'S membership together with all related software (the ''Software'') and other intellectual property, and documentation (the ''Documentation'') that are necessary or appropriate to enable THE SOCIETY to provide VEMICS Services (the VEMICS Software and such other intellectual property and the Documentation are collectively sometimes referred to as ''VEMICS Intellectual Property'') to THE SOCIETY’S membership.  Each party shall also be authorized to utilize the other party’s Intellectual Property solely for the purposes set forth in this Agreement

(b) License Restrictions

THE SOCIETY shall not appoint any other person, firm, or entity as a sub-distributor or agent for VEMICS Services without obtaining advance written approval from VEMICS. THE SOCIETY shall not, for itself, for any affiliate of THE SOCIETY or for any third party: sell, sublicense, assign, or transfer the Software or any Documentation, except as permitted under this Agreement.  Furthermore, THE SOCIETY agrees that is shall not decompile, disassemble, or reverse engineer the VEMICS Software.

(c) Membership Terms and Conditions; Right of VEMICS to Restrict Content

All use of VEMICS Services by THE SOCIETY will be subject to the execution and delivery by each of THE SOCIETY membership of a written, binding agreement that contains, at a minimum, the relevant terms and conditions set forth in this Agreement transaction and the VEMICS Standard Terms and Conditions as well as no terms or conditions that are inconsistent with the terms or conditions contained in this Agreement (the ''Membership Agreement''). This documentation occurs upon individual registration at the iMedicor Portal site the first time THE SOCIETY’S member attempts to use the portal. Notwithstanding any registration of a prospective member, if VEMICS subsequently becomes aware that the content of any of THE SOCIETY'S members is illegal it shall notify THE SOCIETY thereof and unless the illegal content is removed within Five (5) business days after such notice, VEMICS may take steps to prevent such illegal content from being routed to, passed through or stored on or utilized within VEMICS' network. VEMICS shall promptly notify THE SOCIETY and the applicable member of such removal of any of THE SOCIETY’S membership content pursuant to the foregoing provisions.

3. Marketing Efforts; Promotional Materials

(a)  Efforts

THE SOCIETY shall use its best reasonable efforts to: (i) offer and support VEMICS Services, specifically the iMedicor Portal site to its membership in the Territory; (ii) dedicate adequate resources, financial and otherwise, and maintain facilities and staff, to market, resell and support VEMICS Services in accordance with THE SOCIETY'S obligations under this Agreement, in a timely, diligent and professional manner using competent personnel; (iii) keep VEMICS informed as to any problems encountered by THE SOCIETY'S membership or by THE SOCIETY with the VEMICS Services or any VEMICS Intellectual Property, and Vemics will communicate to THE SOCIETY any resolution or proposed resolutions relating to such problems. All information concerning THE SOCIETY'S Membership shall be deemed Confidential Information of THE SOCIETY in accordance with the provisions of Section 10 of this Agreement.

(c) Promotional Materials; Marketing

VEMICS will provide THE SOCIETY with a reasonable amount of sales and marketing literature relating to the VEMICS Services specifically the iMedicor Portal site. The exact form and quantity of such literature will be determined jointly by VEMICS and THE SOCIETY and be based upon the needs and dictates each of specific project requirements. THE SOCIETY shall adhere to VEMICS' Guidelines, Rules and Procedures then in effect, and THE SOCIETY shall not make any representations or statements regarding VEMICS Services other than those contained in the sales and marketing literature and promotional materials provided to THE SOCIETY by VEMICS, without the prior written approval of VEMICS. Upon reasonable advance notice from VEMICS, THE SOCIETY shall discontinue use of any marketing literature or promotional materials that VEMICS or THE SOCIETY no longer deems acceptable.

(d) Quality Control

Each party acknowledges the importance of upholding the good reputation of the other party and its respective products and services. Accordingly, each party agrees that it will maintain at all times during the Term of this Agreement the highest quality controls, business practices and ethics in performing its obligations and exercising its rights under this Agreement and will comply with all applicable laws and regulations.

(e) Publicity

On or about the Effective Date, the parties agree to issue a joint press release announcing the relationship contemplated by this Agreement. The press release shall be subject to the written approval of each party and all future releases subject to mutual approval, which approval shall not be unreasonably withheld or delayed. During the term of this Agreement, subject to the restrictions contained in Section 5 below, each party may post on its web site the other party's logo and/or a hyperlink to the other party's web site, to use the other party's name in connection with proposals to other prospective customers and otherwise refer to the other party and the co-branded service offering contemplated herein in print or electronic form for marketing or reference purposes.

(f) Customers / Members

Subject to VEMICS obtaining specific advance written consent from THE SOCIETY’S membership, VEMICS shall be entitled to reference THE SOCIETY'S Membership, in general, not specific (names addresses etc) on VEMICS' web site and in marketing materials as a VEMICS Services client. All data pertaining to any of THE SOCIETY’S membership shall be deemed Confidential Information in accordance with the provisions of Section 10 of this Agreement. In addition, no party shall use any data pertaining to any of THE SOCIETY’S membership in a manner that is inconsistent with VEMICS' published privacy policy, the applicable Customer Agreement, or applicable legal requirements.

THE SOCIETY membership shall be such professional individuals who are members or associates of THE SOCIETY at the time of the signing of this Agreement and those customers that are introduced to the VEMICS System (specifically iMedicor) solely by THE SOCIETY efforts as the result of this Agreement.  VEMICS customers shall be such customers who are customers of VEMICS at the time of the signing of this Agreement and those customers that are introduced to the VEMICS System solely by VEMICS efforts as the result of this Agreement. In the event that a Customer is presently and/or in the future a customer or member of both parties to this Agreement, as defined herein, then they shall remain deemed jointly Customers or members of both THE SOCIETY and VEMICS.

 4. THE SOCIETY Use of LiveAccess, Personnel Training; Customer Support

(a) Use of the LiveAccess System

As part of this agreement, Vemics will offer THE SOCIETY up to 25 concurrent users in its LiveAccess Visual Communications System at no cost to THE SOCIETY. The use of this system is to familiarize THE SOCIETY’S Board of Directors, Executive Committees and other Committees with the LiveAccess System. This offer includes 25 Kits (Camera, Microphone and Headset with Microphone) and unlimited use of the system for one year and customization of the server to reflect THE SOCIETY’S look, feel and logo. After the one year anniversary Vemics, at its sole discretion can continue the current offer or offer the continued service to THE SOCIETY for a fee not to exceed $299.00 per license initial fee plus $100.00 per month for unlimited use per license.

(b) Training

VEMICS shall provide to THE SOCIETY’S designated authorized users of the LiveAccess System, at VEMICS' training facility, or, on-line, or, if VEMICS elects, at THE SOCIETY’S facilities: (i) a reasonably sufficient number of training sessions and source training material to reasonably enable THE SOCIETY'S authorized users and support staff to become knowledgeable about the capabilities and operation of, and support for, the VEMICS LiveAccess Service. Such training to include, at THE SOCIETY'S request, a reasonable number of joint VEMICS/THE SOCIETY on-site calls, and (ii) technical consulting services and training to reasonably ensure that THE SOCIETY has the internal capability to, among other things, use the service to THE SOCIETY'S authorized users. Each party shall be responsible for the travel, lodging and meal expenses of its employees who attend any training session, if required.

(b) Customer Support

VEMICS will provide technical support to THE SOCIETY and their customers to whatever extent is required to successfully deploy the LiveAccess System for its internal use. VEMICS shall provide technical support directly to any of THE SOCIETY’S authorized users in accordance with VEMICS' standard technical support terms and conditions.

5. Content Responsibility; Intellectual Property Rights

(a) Customer Content

In the event that THE SOCIETY becomes aware of any of THE SOCIETY’S Member Content (the ''Member Content'') that is being placed on and/or is utilizing the VEMICS Service: (a) violates or infringes upon the intellectual property or other rights of any third party, (b) distributes any libelous, defamatory, pornographic or obscene material, or (c) violates any laws or regulations applicable to such Member Content, THE SOCIETY shall notify the applicable member of the violation and request that such member remove such Member Content so that it will not be routed to or pass through VEMICS' network. If such member fails to comply with THE SOCIETY’S request within a reasonable period of time, THE SOCIETY shall notify VEMICS of the non-compliance.  VEMICS may then remove such Member Content pursuant to and in manner set forth in the Membership Agreement. THE SOCIETY’S Membership shall be solely responsible for maintaining the availability of the member computer and network systems, the connectivity of such computers and network systems to the Internet, and all Member Content, IP addresses, domain names, hyperlinks, databases, applications and other resources necessary for THE SOCIETY’S Membership to access the VEMICS Services.

(b) THE SOCIETY’S Content

(i) THE SOCIETY’S Conditions of Use: THE SOCIETY shall be solely and exclusively responsible for (1) all THE SOCIETY’S content and activity; (2) obtaining legal written permission from the right holder to display and/or utilize any material on the Vemics System or through its other services (specifically iMedicor Portal); and (3) ensuring that THE SOCIETY content of the web site does not violate the laws of the jurisdiction where the content is displayed. THE SOCIETY furthermore hereby agrees to comply with the requirements of the Communications Decency Act (CDA) and the Digital Millennium Copyright Act (DMCA), and shall require its subscribers in writing to so comply.

(ii) Limitations on THE SOCIETY Content

THE SOCIETY shall not intentionally place or cause to be placed on the Vemics System unacceptable material or activity which includes, but is not limited to:

(A) defamatory or other tortuous activity;

(B) criminal activity, including but not limited to theft of trade secrets, fraud, child pornography, trafficking in obscene material, violation of US export provisions, drug dealing, gambling, harassment, stalking, spamming, hacking, sending of viruses or other harmful files, or illegal posting of computer passwords or computer code for the purpose of circumventing copyright security measures;

(C) infringing activity including, but not limited to, the unauthorized display of confidential, secret, or other proprietary material, trademark infringement, copyright infringement, or patent infringement.

(iii) Removal of Customer Content:  VEMICS reserves the right in its sole discretion, and without prior notice, to remove any material from Vemics System which is inconsistent with the basic mission, goals and objectives of this Agreement.

(iv) Compliance with Lawful Authorities: VEMICS will comply with all subpoenas and court orders that appear to be lawful and valid, including subpoenas and court orders requesting information about THE SOCIETY or its use of the Service, without prior notice to THE SOCIETY. VEMICS reserves the right to report activity that it believes to be potentially criminal to the appropriate law enforcement agencies.

(vi) Indemnification against Third Party Claims:

(A) THE SOCIETY agrees to defend, indemnify, and hold harmless VEMICS, its affiliates and the respective officers, directors, employees, and agents, from and against all actions, third party civil or criminal claims, liabilities, losses, damages and expenses, including but not limited to reasonable attorneys' fees, arising out of or relating to the use of the VEMICS System material supplied by THE SOCIETY for use on the VEMICS System or, arising out of or relating to any content provided by THE SOCIETY or by THE SOCIETY'S use of VEMICS's services. Such indemnification shall operate whether or not VEMICS has been put on notice of a claim.

(B) VEMICS agrees to defend, indemnify, and hold harmless THE SOCIETY, its affiliates and its and their respective officers, directors, employees, and agents, from and against all actions, third party civil or criminal claims, liabilities, losses, damages and expenses, including but not limited to reasonable attorneys' fees, arising out of or relating to the use of the VEMICS System supplied by VEMICS. Such indemnification shall operate whether or not THE SOCIETY has been put on notice of a claim.

(c) Intellectual Property and VEMICS Services

As between VEMICS and THE SOCIETY or any Member of THE SOCIETY’S, VEMICS shall own all right, title and interest in and to the Intellectual Property and VEMICS Services. THE SOCIETY acknowledges that the Software, Documentation, and VEMICS Services includes proprietary information and trade secrets which are the sole and exclusive property of VEMICS or its licensors and that the Software, Documentation and VEMICS Services are or may be protected by patent, copyright, trade secret and/or similar laws and certain international treaty provisions. The following shall not, however, be considered to be proprietary information and trade secrets belonging to VEMICS: (i) information which is publicly known or which becomes publicly known through no fault of THE SOCIETY’S; (ii) information which is lawfully obtained by THE SOCIETY from a third party; and (iii) information which is the lawful possession of THE SOCIETY prior to such information having been initially disclosed by VEMICS pursuant to this Agreement. This Agreement does not transfer or convey to THE SOCIETY or any of THE SOCIETY’S Members or any third party any right, title or interest in or to the Intellectual Property of VEMICS Services or any associated intellectual property rights, but only a limited right of use which is revocable in accordance with the terms of this Agreement and any Membership Agreement. Nor does this Agreement transfer any ownership or copyright interest in any intellectual property owned by THE SOCIETY to VEMICS except as provided for in this Agreement.

6. Marks; Usage Restrictions

Either party's use, display or reference to the other party's proprietary indicia, trademarks, service marks, trade names, logos, symbols and/or brand names (collectively ''Marks'') shall be subject to the advance written approval of that party, which approval shall not be unreasonably withheld. Neither party may remove, destroy or alter the other party's Marks. Each party agrees that it shall not challenge or assist others in challenging the rights of the other party or its suppliers or licensors in the Marks or the registration of the Marks, or attempt to register any trademarks, service marks, trade names, logos, symbols, brand names or other proprietary indicia confusingly similar to the Marks. All use of a party's Marks, including but not limited to use of any co-branded logo comprised of each party's Marks, shall be subject to such party's logo and trademark usage guide, as provided to the other party and as the same may be updated from time to time. Neither party grants any rights in the Marks or in any other trademark, trade name, service mark, business name or goodwill of the other except as expressly permitted hereunder or by separate written agreement of the parties.

7. Fees; Pricing; Credits and Payment Terms

(a) Prices; Fees

VEMICS' and THE SOCIETY, together, agree that any project both parties undertake that results in generation of revenue will be agreed to in advance in terms of scope of work, time lines, deliverables, designated activities and financial considerations, royalties and any other fees identified as an amendment to this agreement on an individual basis.

 8. Representations and Warranties

(a) VEMICS's Representations and Warranties

VEMICS represents and warrants that: (i) VEMICS and its licensors now and will throughout the Term, own or possess the necessary rights, title and licenses in and to the Intellectual Property and to operate the VEMICS Products and/or Services, (ii) VEMICS has and will have throughout the Term the right to enter into this Agreement and to perform its obligations hereunder, (iii) VEMICS has obtained any and all consents, approvals and other authorizations necessary for the performance of its obligations hereunder, (iv) the Intellectual Property and the VEMICS Products and/or Services do not and will not throughout the Term violate or infringe upon the intellectual property or other legal rights of any other party, (v) the operation of the VEMICS Products and/or Services is and will be throughout the Term in compliance with all applicable, material laws, rules and regulations of all relevant governmental authorities, and (vi) the VEMICS Products and/or Services will be operated throughout the Term substantially in conformity with its specifications.

(b) THE SOCIETY’s Representations and Warranties

THE SOCIETY represents and warrants that: (i) THE SOCIETY and its licensors now and will throughout the Term, own or possess the necessary rights, title and licenses in and to its Intellectual Property, membership lists and other information according to this agreement, (ii) THE SOCIETY has and will have throughout the Term the right to enter into this Agreement and to perform its obligations hereunder, (iii) THE SOCIETY has obtained any and all consents, approvals and other authorizations necessary for the performance of its obligations hereunder, and (iv) the THE SOCIETY’s Intellectual Property and membership lists does not and will not throughout the Term violate or infringe upon the intellectual property or other legal rights of any other party.

 (c) Warranty Disclaimer

EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION 9, BOTH PARTIES EXPRESSLY DISCLAIM ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, TO THE FULLEST EXTENT PERMITTED BY LAW, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. NEITHER PARTY SHALL MAKE ANY REPRESENTATIONS NOR WARRANTIES ON THE OTHER'S BEHALF WITHOUT SUCH OTHER PARTY'S EXPRESS WRITTEN CONSENT.

 10. Confidential Information.

(a) "Confidential Information" as used in this Agreement shall mean any and all technical and non-technical information including but not limited to patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future, and proposed products and services of each of the parties and it’s affiliates, and includes, without limitation, each of the parties and their affiliates information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, business forecasts, sales and merchandising, and marketing plans and information. "Confidential Information" also includes proprietary or confidential information of any third party that may disclose such information to either party in the course of the other party's business. All Confidential Information disclosed both orally and in writing by the disclosing party ("Discloser") will be considered Confidential Information by the receiving party ("Recipient") and subject to terms of this Agreement, even if such information is not conspicuously designated as "Confidential" or even when provided orally and not identified as confidential at the time of disclosure.

(b)   Recipient hereby agrees that it will not make use of, disseminate, or in any way disclose any Confidential Information of the Discloser to any person, firm, or business, except to the extent necessary for negotiations, discussions, and consultations with personnel and/or authorized representatives of the Discloser, any purpose of the Discloser authorized by this agreement and any purpose the Discloser may hereafter authorize in writing. Recipient hereby also agrees that it will use the Confidential Information disclosed by Discloser for informational purposes only. Recipient hereby further agrees that it shall not use the Confidential Information of Discloser in the production and/or the providing of any products and/or services now or in anytime in the future, other than permitted under this Agreement.

(c) Recipient agrees that it shall treat all Confidential Information of Discloser with the same degree of care as it accords to its own Confidential Information, and Recipient represents that it exercises reasonable care to protect its own Confidential Information.

(d) Recipient hereby agrees that it shall disclose Confidential Information of the Company only to those of its officer(s), manager(s), and/or employee(s) who need to know such information and certifies that such officer(s), manager(s), and/or employee(s) have previously agreed, either as a condition of employment or in order to obtain the Confidential Information, to be bound by terms and conditions substantially similar to those of this Agreement.

(e) Recipient will immediately give notice to Discloser of any unauthorized use or disclosure of the Confidential Information. Recipient agrees to assist Discloser in remedying any such unauthorized use or disclosure of the Confidential Information.

(f) Upon the request of the Discloser and/or termination of this Agreement, the Recipient will promptly return all confidential information furnished hereunder and all copies thereof.

(g) Employees. During the term of this Agreement and for a period of two (2) years thereafter, THE SOCIETY will not directly or indirectly: (a) solicit or encourage any employee of VEMICS to leave the employ of VEMICS; or (b) hire any employee who has left the employ of VEMICS if the hiring is proposed to occur within one year after the termination of the employee's employment with VEMICS. In addition, during the term of this Agreement and for a period of two (2) years thereafter, VEMICS will not directly or indirectly: (a) solicit or encourage any employee of THE SOCIETY to leave the employ of THE SOCIETY; or (b) hire any employee who has left the employ of THE SOCIETY if the hiring is proposed to occur within one year after the termination of the employee's employment with THE SOCIETY.

(h) Consultants. During the term of this Agreement and for a period of two (2) years thereafter, THE SOCIETY will not directly or indirectly solicit or encourage any consultant then under contract with the VEMICS to cease work for VEMICS. During the term of this Agreement and for a period of two (2) years thereafter, VEMICS will not directly or indirectly solicit or encourage any consultant then under contract with THE SOCIETY to cease work for THE SOCIETY.

(i)  Clients.  For a period of two (2) years after the termination of this Agreement, THE SOCIETY will not directly or indirectly solicit any customer introduced by VEMICS. For a period of two (2) years after the termination of this Agreement, Vemics will not directly or indirectly solicit any customer introduced by THE SOCIETY. For purposes of this Agreement, VEMICS Customers shall not include those Companies and/or Individuals that THE SOCIETY had a documented business relationship with prior to the inception of this Agreement and/or Customers that were not introduced to THE SOCIETY by VEMICS. In addition, for purposes of this Agreement, THE SOCIETY Customers shall not include those Companies and/or Individuals that VEMICS had a documented business relationship with prior to the inception of this Agreement and/or Customers that were not introduced to VEMICS by THE SOCIETY.

(j) Remedies. In the event of a breach or a threatened breach of any of the Provisions and/or Covenants set forth in this Section 9 of the Agreement above (the ''Covenants''), the non-breaching party will, in addition to the remedies provided by law, have:

(1) the right and remedy to have the Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any material breach of any of the Covenants will cause irreparable injury to the non-breaching party and that money damages will not provide an adequate remedy to the non-breaching party; and

(2) the right and remedy to require a person to account for and pay over to the non-breaching party all compensation, profits, moneys, accruals, increments or other benefits (collectively the ''Benefits'') derived or received by the Breaching Party as a result of any transactions constituting a breach of any of the Covenants, and Breaching Party hereby agrees to account for and pay over the Benefits to the non-breaching party.

(k) The obligations of the parties set forth in this paragraph 10 of this Agreement shall survive the termination of this agreement.

 11. Term and Termination

(a) Term; Initial Term; Renewals

This Agreement shall become effective as of the Effective Date and remain in full force and effect until June 15, 2009, (the ''Initial Term''). Upon the expiration of the Initial Term, this Agreement will automatically renew for one additional term of three years (''Renewal Term'') unless and until either party notifies the other party in writing of its intent to terminate at least 90 days prior to the expiration of the Initial Term or 90 days prior to the expiration of a Renewal Term. The Initial Term, together with any and all Renewal Terms, is sometimes collectively referred to as the ''Term.''

(b) Termination Upon Default

Either party may terminate this Agreement in the event that the other party materially breaches the terms of the Agreement or defaults in performing any obligation under this Agreement and such breach or default continues unremedied for a period of 30 days following written notice of default.

(c) Termination Upon Insolvency

This Agreement shall terminate, effective upon delivery of written notice by a party: (i) upon the institution of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of debts of the other party; (ii) upon the making of a general assignment for the benefit of creditors by the other party; or (iii) upon the dissolution of the other party.

(d) Effect of Termination

Except for the provisions in Section 7(b), 8, 10 and 13 herein, all rights and obligations of the parties shall cease upon termination of this Agreement. The term of any license or rights granted hereunder shall expire upon expiration or termination of this Agreement.

 12. Jurisdiction Disputes

    (a) This Agreement shall be governed by the laws of the State of New York.

    (b) All disputes hereunder shall be resolved in the applicable state or federal courts in the County of Rockland in the State of New York. The parties consent to the jurisdiction of such courts, agree to accept service of process by mail, and waive any jurisdictional or venue defenses otherwise available.

 13. General Indemnification

(a) Limited Covenant to Defend Infringement Claims by Third Parties.

Each party (the ''Indemnitor''), at its own expense and subject to the terms and conditions of this Section 13, will (i) defend claims brought against the other party, its permitted assignees and licensees, agents, officers and employees (the ''Indemnitee'') by third parties (other than affiliates of the Indemnitee) that, if true, would constitute a breach by the Indemnitor of its representations and warranties set forth in this Agreement, and (ii) will indemnify and hold the Indemnitee harmless from and against any damages to real or tangible personal property and/or bodily injury to persons, including death, resulting from the negligence or willful misconduct of the employees or agents of the Indemnitor.

 (i) Right to Replace

If a claim of infringement under this Section occurs, or if Indemnitor determines that a claim is likely to occur, Indemnitor will have the right, in its sole discretion, to either: (i) procure for Indemnitee and its Customers the right or license to continue to use the Software free of the infringement claim; or (ii) replace or modify the Software to make it non-infringing provided that the replacement software substantially conforms to Indemnitor's then-current specification for the Software. If these remedies are not reasonably available to Indemnitor, Indemnitor may, at its option, terminate this Agreement without liability, other than liability that may arise under Section 13(b), and Indemnitor shall return any fees paid by Indemnitee in respect of Indemnitor Services not provided.

(ii) Limitations

Despite the provisions of this Section 13, Indemnitor has no obligation with respect to any claim of infringement that is based upon or arises out of: (i) any modification to the Software if the modification was not made by or at the written direction of Indemnitor; or (ii) the use or combination of the Software with any hardware, software, products, data or other materials not specified or provided by Indemnitor; or (iii) Indemnitee’s or any Customer's use of the Indemnitor Services other than in accordance with the Software documentation or Indemnitor’s written directions or policies.

(b) Conditions for Defense.

To be entitled to defense by the Indemnitor against a third-party infringement claim:

(i) Indemnitee shall advise Indemnitor of the claim as contemplated by Section (d); and

(ii) Indemnitor shall have the sole right to control the defense or settlement of the claim, in litigation or otherwise, provided that Indemnitor will not enter into a settlement on behalf of Indemnitee without Indemnitee's prior written approval, such approval not to be unreasonably withheld.

(c) Expenses and Monetary Awards.

If a third-party claim, of which Indemnitor was notified and which Indemnitor has a duty to defend in accordance with this Section 13, is brought, and if such claim is sustained in a final judgment from which no further appeal is taken or possible, then Indemnitor will pay or otherwise satisfy any monetary award entered against Indemnitee as part of such final judgment to the extent such award is adjudged in such final judgment to arise from such infringement, without regard to limitation of liability set forth in Section 12.

(d) Notices.

An Indemnitee seeking to be defended against a claim under this Section 13, shall notify the Indemnitor within thirty (30) days of the assertion of any claim(s) or discovery of any fact upon which the Indemnitee intends to base a claim for defense or indemnification. The Indemnitee's failure to so notify the Indemnitor will not relieve the Indemnitor from any liability under this Agreement to the Indemnitee with respect to defense or indemnity with respect to such claim(s), except to the extent the Indemnitor demonstrates that the defense of such claim was prejudiced by the failure to so notify.

(e) Counsel.

If the Indemnitor defends the Indemnitee in a lawsuit, arbitration, negotiation, or other proceeding concerning a claim pursuant to this Section 13, then the Indemnitee may engage separate counsel, at the Indemnitee's expense, to monitor and advise the Indemnitee about the status and progress of the matter.

(f) Exceptions to Duties to Defend and Indemnify.

Except as may be otherwise expressly provided in this Agreement, neither party will be required to defend or indemnify the other party with respect to losses, damages or expenses finally adjudged to have been caused by the indemnified party's own negligence or willful misconduct.

 14. Limitation of Liability and Damages; Insurance

(a) Limitation of Liability

EXCEPT FOR LIABILITY ARISING OUT OF A PARTY'S INDEMNIFICATION OBLIGATIONS WITH RESPECT TO THIRD PARTY CLAIMS AND A BREACH OF THE PROVISIONS OF THIS AGREEMENT RELATING TO CONFIDENTIAL INFORMATION AND TRADE SECRETS, EACH PARTY AGREES THAT IN NO EVENT WILL THE OTHER PARTY OR ITS SUPPLIERS OR LICENSORS BE LIABLE, UNDER ANY THEORY OF LIABILITY, HOWEVER ARISING, FOR ANY COSTS OF COVER OR FOR INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING ANY LOSS OF USE, INTERRUPTION OF BUSINESS, LOSS OF BUSINESS PROFITS, LOSS OF BUSINESS INFORMATION, AND THE LIKE) ARISING OUT OF THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS SHALL APPLY DESPITE ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED WARRANTY OR REMEDY.

(b) Limitation of Damages

EXCEPT FOR LIABILITY ARISING OUT OF A PARTY'S INDEMNIFICATION OBLIGATIONS WITH RESPECT TO THIRD PARTY CLAIMS AND A BREACH OF THE PROVISIONS OF THIS AGREEMENT RELATING TO CONFIDENTIAL INFORMATION AND TRADE SECRETS, IF THERE SHALL BE ANY LIABILITY OF ONE PARTY TO THE OTHER THAT ARISES OUT OF OR IS IN ANY WAY CONNECTED TO THIS AGREEMENT, EACH PARTY'S AGGREGATE LIABILITY FOR ALL DAMAGES, LOSSES AND CAUSES OF ACTION WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EITHER JOINTLY OR SEVERALLY, SHALL NOT EXCEED TEN THOUSAND DOLLARS ($10,000.00). EACH PARTY ACKNOWLEDGES THAT THE OTHER IS NOT AN INSURER; THAT THE PAYMENTS MADE HEREUNDER ARE BASED SOLELY ON THE VALUE OF THE SERVICES AND ARE NOT SUFFICIENT TO WARRANT ASSUMING ANY RISK OF CONSEQUENTIAL OR OTHER DAMAGES DUE TO NEGLIGENCE OR FAILURE TO PERFORM. DUE TO THE NATURE OF THE SERVICES TO BE PERFORMED, IT IS IMPRACTICABLE AND EXTREMELY DIFFICULT TO FIX THE ACTUAL DAMAGES, IF ANY, WHICH MAY RESULT (PROXIMATELY OR OTHERWISE) FROM NEGLIGENCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT. THIS LIMITATION OF LIABILITY REFLECTS AN ALLOCATION OF RISK BETWEEN THE PARTIES IN VIEW OF THE FEES CHARGED, IS NOT A PENALTY, AND SHALL BE EXCLUSIVE. THE LIMITATIONS IN THIS AGREEMENT SHALL APPLY DESPITE ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED WARRANTY OR REMEDY.

(c) Insurance

EACH PARTY AGREES TO MAINTAIN IN EFFECT DURING THE TERM, AT SUCH PARTY'S EXPENSE, COMPREHENSIVE PROPERTY, CASUALTY AND GENERAL LIABILITY INSURANCE OF THE TYPES AND AMOUNTS, AND COVERING SUCH RISKS AS ARE REASONABLE AND CUSTOMARY FOR BUSINESSES ENGAGED IN A SIMILAR BUSINESS AND COVERING PROPERTIES SIMILAR TO THE PROPERTIES OWNED, LEASED OR OPERATED BY SUCH PARTY. IN ADDITION, EACH PARTY SHALL MAINTAIN IN EFFECT DURING THE TERM AN ERRORS AND OMISSIONS POLICY INSURING AGAINST ITS ERRORS AND OMISSIONS IN THE PERFORMANCE OF ITS SERVICES CONTEMPLATED UNDER THIS AGREEMENT WITH COVERAGE OF AT LEAST FIVE MILLION DOLLARS AS TO A SINGLE CLAIM AND FIVE MILLION DOLLARS AS TO ALL CLAIMS IN THE AGGREGATE. SUCH INSURANCE COVERAGE WILL BE OBTAINED FROM REPUTABLE INSURANCE COMPANIES OR ASSOCIATIONS. UPON THE REQUEST OF A PARTY, THE OTHER PARTY SHALL PROVIDE VALID CERTIFICATES OF INSURANCE.

 15. Miscellaneous

(a) Compliance with Laws

Each party agrees to comply with all applicable laws, regulations, and ordinances relating to their performance hereunder.

(b) Notices

Any notice required or permitted hereunder shall be in writing and shall be delivered as follows (with notice deemed given as indicated): (i) by personal delivery when delivered personally; (ii) by established overnight courier upon written verification of receipt; (iii) by facsimile transmission when receipt is confirmed in writing; or (iv) by certified mail, return receipt requested, upon verification of receipt. All notices must be sent to the following addresses:

If to VEMICS:
Fred Zolla, CEO
Vemics, Inc
523 Avalo9n Gardens Drive
Nanuet, New York 10954

If to THE SOCIETY:
Lisa Salberg
President
The Hypertrophic Cardiomyopathy Association
328 Green Pond Road
Hibernia, NJ 07842

Either party may change its contact person for notices and/or address for notice by means of notice to the other party given in accordance with this Section.

(c) Assignment

Neither party may, without the prior written consent of the other party, assign this Agreement, in whole or in part, either voluntarily or by operation of law and any attempt to do so shall be a material default of this Agreement and shall be void. Any change of control in the ownership of either party shall not be deemed an assignment subject to the prohibitions of this Section.

(d) Third Party Beneficiaries

This Agreement is solely for the benefit of the parties and their successors and permitted assigns, and, except as expressly provided herein or in any exhibit hereto, does not confer any rights or remedies on any other person or entity.

(e) Governing Law

This Agreement shall be interpreted according to the laws of the State of New York without regard to or application of choice-of-law rules or principles.

(f) Entire Agreement and Waiver

This Agreement and any Exhibits hereto shall constitute the entire agreement between VEMICS and THE SOCIETY with respect to the subject matter hereof and all prior agreements, representations, and statement with respect to such subject matter are superseded hereby, including without limitation any non-disclosure agreement previously executed between the parties. The terms of this Agreement shall control in the event of any inconsistency with the terms of any Exhibit hereto. This Agreement may be changed only by written agreement signed by both VEMICS and THE SOCIETY. No failure of either party to exercise or enforce any of its rights under this Agreement shall act as a waiver of subsequent breaches; and the waiver of any breach shall not act as a waiver of subsequent breaches.

(g) Severability

In the event any provision of this Agreement is held by a court of other tribunal of competent jurisdiction to be unenforceable, that provision will be enforced to the maximum extent permissible under applicable law and the other provisions of this Agreement will remain in full force and effect. The parties further agree that in the event such provision is an essential part of this Agreement, they will begin negotiations for a suitable replacement provision.

(h) Non-Disclosure of Agreement Terms

Neither party shall disclose to third parties, other than its agents and representatives on a need-to-know basis, the terms of this Agreement nor any Exhibits hereto without the prior written consent of the other party, except either party shall be entitled to disclose (i) such terms to the extent required by law and (ii) the existence of this Agreement.

(i) Force Majeure

If either party is prevented from performing any of its obligations under this Agreement due to any cause beyond the party's reasonable control, including, without limitation, an act of God, fire, flood, explosion, war, strike, embargo, government regulation, act(s) of terrorism, civil or military authority, acts or omissions of carriers, transmitters, providers, vandals, or hackers (a ''force majeure event'') the time for that party's performance will be extended for the period of the delay or inability to perform due to such occurrence; provided however, that if a party suffering a force majeure event is unable to cure that event within 30 days, the other party may terminate this Agreement.

(j) Counterparts

This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed an original, and all of which shall constitute one and the same Agreement.

(k) Remedies

Except as provided herein, the rights and remedies of each party set forth in this Agreement are not exclusive and are in addition to any other rights and remedies available to it at law or in equity.

(l) Binding Effect

This Agreement shall be binding upon and shall inure to the benefit of the respective parties hereto, their respective successors and permitted assigns.

(m) Amendments

Amendments to this Agreement, including amendments to any Exhibits, shall be effective only if they are in writing and signed by both parties.

IN WITNESS WHEREOF, each of the parties, by its duly authorized representative, has entered into this Agreement as of the Effective Date.

Vemics Inc.                                                                                   THE SOCIETY.

By: ___________________                                                      By: /s/ Lisa Salberg
       Fred Zolla, CEO                                                                             Lisa Salberg, President